As filed with the Securities and Exchange Commission on March 14, 2001
                                                      Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933
                               ________________

                         VARIAN MEDICAL SYSTEMS, INC.
            (Exact name of Registrant as specified in its charter)

        Delaware                                         94-2359345
(State of incorporation)                    (I.R.S. Employer Identification No.)

                                3100 Hansen Way
                       Palo Alto, California 94304-1129
                   (Address of principal executive offices)
                            _______________________

                          Deferred Compensation Plan
                           (Full title of the Plan)
                            _______________________

                                Joseph B. Phair
         Vice President, Administration, General Counsel and Secretary
                         Varian Medical Systems, Inc.
                                3100 Hansen Way
                           Palo Alto, CA 94304-1129
                                (650) 493-4000
(Name, address and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

===================================================================================================
                                                                  Proposed
                                                                  Maximum
                                        Maximum Amount to be     Aggregate         Amount of
Title of Securities to be Registered       Registered(1)       Offering Price   Registration Fee
---------------------------------------------------------------------------------------------------
Deferred Compensation Obligations           $6,500,000          $6,500,000         $1,625.00
===================================================================================================

(1) The Registrant is registering Deferred Compensation Obligations that are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Varian Medical Systems, Inc. Deferred Compensation Plan. The Deferred Compensation Obligations in certain instances may be payable in previously issued shares of the Registrant's common stock, $1 par value.

                                    PART I

Item 1.   Plan Information.*
          ----------------

Item 2.   Registrant Information and Employee Plan Annual Information.*
          -----------------------------------------------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

                                    PART II


Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     Varian Medical Systems, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 2000.

     (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended December 29, 2000.

     (c) The description of Registrant's Common Stock and preferred stock purchase rights contained in the Registrant's Registration Statements on Form 8-A, including any subsequent amendments or reports filed for the purpose of updating such information.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4.   Description of Securities.
          -------------------------

     Under the Registrant's Deferred Compensation Plan (the "Plan"), the Registrant will provide a select group of directors and highly compensated and management employees of the Registrant (each, a "Participant") the opportunity to enter into agreements for the deferral of a specified percentage of their total compensation. The securities being registered represent the obligations of the Registrant under such agreements (the "Obligations") to pay in the future to the Participants in the Plan the value of the deferred compensation. The Obligations may also represent amounts that the Registrant has elected to credit to a Participant's account under the Plan.

     The Obligations for each Participant will equal the balance in a record-keeping account established for such Participant. Other than deferred stock option gain, the investment earnings credited to such account will be indexed to one or more investment indices, the type of which will be individually chosen by each Participant from a list of types of investment indices made available under the Plan, including an index tied to the performance of the Registrant's Common Stock. Each Participant's record-keeping account will be adjusted to reflect contributions by the Registrant and the investment experience of the selected investment index, including any appreciation or depreciation. Other than deferred stock option gain, the Registrant is not required to actually invest the deferred compensation in the types of investment indices specified by the Participants. Deferred stock option gain is evidenced by actual shares delivered by the Participant.

     The Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. There is no trading market for the Obligations.

     The amount of compensation deferred by each Participant is determined in accordance with the Plan based upon elections by each Participant. The Plan permits each Participant to elect to defer (i) up to seventy-five percent (75%) but not less two thousand dollars ($2,000.00) of his or her base annual salary paid in respect of a Plan Year; (ii) up to one hundred percent (100%) but not less two thousand dollars ($2,000.00) of his or her annual incentive payments paid in respect of a Plan Year; and (iii) up to one hundred percent (100%) but not less twenty thousand dollars ($20,000.00) of his or her annual stock option gain accrued in respect of a Plan Year. In addition, any Participant that is a director may elect to defer up to one hundred percent (100%) of any retainer or fees that the Registrant may become obligated to pay during or for any Plan Year.

     The Obligations will be distributed by the Registrant in accordance with the terms of the Plan as follows: (i) if so elected, a participant will receive Obligations in respect of a Plan Year from one to sixty days after the third Plan Year following that year, (ii) in the event a participant retires, in a lump sum or 5, 10, and 15 year installment payments, or (iii) in the event of a Participant's death or termination of employment (or in certain cases of disability) the Participant or his or her estate will be entitled to elect lump sum or installment options depending on certain criteria. Further upon determination by the Committee that a Participant has suffered an unforeseeable financial hardship, the Committee may direct the Registrant to pay such Participant an amount necessary to meet the emergency up to the full amount payable to the Participant under the Plan.

     The Plan will be administered by the Varian Medical Systems, Inc. Organization and Compensation Committee or such other committee that may from time to time be appointed by the Varian Medical Systems, Inc. Board of Directors (the "Committee"). The Committee has the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

     Further, the Board may, at any time, amend or modify the Plan in whole or in part; except that no such amendment or modification may adversely affect a Participant's right to Obligations in the amount of the Participant's vested account balance as of the date of such amendment or modification. In addition, no amendment or modification of the Plan shall affect the right of any Participant or beneficiary who was eligible to or did retire or incurred a disability on or before the effective date of such amendment or modification to receive benefits in the manner he or she elected. The Board may terminate the Plan at any time.

     The Obligations are not convertible into any other security of the Registrant other than Obligations in respect of deferred stock option gain which are payable in the Registrant's Common Stock. The Registrant has established a "rabbi trust" to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant's general creditors.

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

     The legality of the securities offered hereby has been passed on for the Registrant by Joseph B. Phair. Mr. Phair is Vice President, Administration, General Counsel and Secretary of the Registrant, and as of February 28, 2001, beneficially owned 86,900 shares of the Registrant's Common Stock, which included 62,630 shares which may be acquired within 60 days upon the exercise of options and 2,825 shares owned by his children living in his household.

Item 6.   Indemnification of Directors and Officers.
          ------------------------------------------

               Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. Article TENTH of the Registrant's Restated Certificate of

Incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except for liability: (1) under Section 174 of the Delaware General Corporation Law; (2) for breach of a director's duty of loyalty to the Registrant or its stockholders; (3) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; or (4) for any transaction from which the director derived an improper personal benefit.

          Section 145 of the Delaware General Corporation Law grants to each corporation organized thereunder the power to indemnify its officers and directors for certain acts. Article NINTH of the Registrant's By-Laws sets forth the extent to which officers and directors of the Registrant may be indemnified against any liabilities which they may incur in their capacities as directors or officers of the Registrant. Article NINTH provides, in part, that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware General Corporation Law and any other applicable laws, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding; provided, however, that if the person seeking indemnification initiated the proceeding in respect to which he or she is seeking indemnification from the Registrant, the Registrant shall provide such indemnification only if such proceeding was authorized by the Registrant's Board of Directors.

          The Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that contained in the Restated Certificate of Incorporation and By-laws. The indemnification agreements require the Registrant, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or service as officers, directors, employees, trustees, partners, agents or fiduciaries of the Registrant (but not for liabilities arising from conduct entered into in bad faith or conduct which the officer or director did not reasonably believe to be in the best interest of the Registrant), and to advance sums covering the expenses they incurred as a result of any proceeding against them with respect to which they are indemnified under such indemnification agreement.

Item 7.   Exemption From Registration Claimed.  Not applicable.
          ------------------------------------

Item 8.   Exhibits.
          ---------

           Exhibit
           Number
           ------

           5.1 Opinion of Joseph B. Phair, Esq., Vice President, Administration, General Counsel and Secretary to Registrant.

           23.1 Consent of Joseph B. Phair, Esq., Vice President, Administration, General Counsel and Secretary to Registrant (included in Exhibit 5.1).

           23.2          Consent of Independent Accountants.

           24.1          Powers of Attorney.

Item 9.   Undertakings.
          -------------

     (a)       The undersigned Registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 14th day of March, 2001.

                      VARIAN MEDICAL SYSTEMS, INC.



                      By:   /s/ Joseph B. Phair
                         ----------------------------------------------------
                      Name: Joseph B. Phair
                      Title: Vice President, Administration, General Counsel and
                             Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                             Title                           Date
             ---------                             -----                           ----
*Richard M. Levy                          Director, President and             March 14, 2001
                                          Chief Executive Officer

     /s/ Elisha W. Finney               Vice President, Finance and           March 14, 2001
-----------------------------------       Chief Financial Officer
      Elisha W. Finney               (Principal Financial Officer and
                                       Principal Accounting Officer)

*David W. Martin, Jr.                            Director                     March 14, 2001

*Richard W. Vieser                               Director                     March 14, 2001

*John Seely Brown                                Director                     March 14, 2001

*Samuel Hellman                                  Director                     March 14, 2001

*Terry R. Lautenbach                             Director                     March 14, 2001

*Burton Richter                                  Director                     March 14, 2001

*By:  /s/ Joseph B. Phair
     ------------------------------
      Joseph B. Phair, Esq.
      Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
Number
------

5.1 Opinion of Joseph B. Phair, Esq., Vice President, Administration, General Counsel and Secretary to Registrant.

23.1 Consent of Joseph B. Phair, Esq., Vice President, Administration, General Counsel and Secretary to Registrant (included in Exhibit 5.1).

23.2           Consent of Independent Accountants.

24.1           Powers of Attorney.